BUSINESS DESCRIPTION

American Metal & Technology, Inc. (“AMTI” or the “Company”) engages in the development, manufacture and sales of high precision metal casting / metal fabrication products and microprocessor controlled electronic circuit boards through its two subsidiaries in China. The Company has achieved an average annual revenue growth rate of 41% since 2002, and has realized $7.9 million in revenues and $1.7 million in net comprehensive income for fiscal year ended Dec 31, 2006. For the six months ended June 30, 2007, the Company has realized $4.4 million in revenues and $1.07 million in net comprehensive income.

Precision Metal Casting / Fabrication

AMTI, via its subsidiary, Beijing Tong Yuan Heng Feng Technology Co., Ltd. (“BJTY”), specializes in the manufacturing and sales of precision investment casting and metal fabrication products in the People's Republic of China ("China"). BJTY was founded in 2001 and currently owns and operates high precision equipment with a maximum annual production capacity of 720 tons. In 2005, the Company purchased land use rights of 326,053 square feet in Hebei, China and built a new facility through its wholly owned subsidiary, American Metal Technology (Lang Fang) Co., Ltd. (“AMLF”). The facility occupies a total space of 53,303 square feet. AMLF expands the production capacity of BJTY. The current annual production capacity is estimated to be 1,920 tons. The Company has achieved a monthly output capacity of 1,000,000 parts.

Microprocessor Controlled Electronic Circuit Board

In 2006, AMTI expanded its business to the high profit margin industry of design and manufacturing of electronic circuit board segment for home appliances and motion controllers. In this first year of operation, the Company primarily focused in the design of microprocessor controlled circuit boards for washing machines. Recently, the Company has been working closely with name brand home appliances and washing machine manufacturers in China, such as Little Duck, Little Swan and Midea.

SEE THE ATTACHED EXHIBIT 99.1 FOR A COMPLETE COMPANY PROFILE